Exhibit 10.4

AMENDED AND RESTATED PERFORMANCE STOCK UNIT AGREEMENT

THIS AMENDED AND RESTATED PERFORMANCE STOCK UNIT AGREEMENT (this
“Agreement”), dated as of April 7, 2025 (the “Effective Date”), is entered into by and between Hertz Global Holdings, Inc., a Delaware corporation (the “Company”), and Gil West (the “Participant”).
WHEREAS, the Company and the Participant are parties to that certain Performance Stock Unit Agreement, dated as of April 1, 2024 (the “Prior Agreement”);
WHEREAS, the Company and the Participant hereby acknowledge and agree that, pursuant to the terms set forth on Exhibit B of that certain Employment Agreement entered into by and between the Participant and the Company, dated as of March 15, 2024 (the “Employment Agreement”), (i) the actual aggregate number of performance stock units granted to the Participant pursuant to the Prior Agreement under the Hertz Global Holdings, Inc. 2021 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”) was 2,292,864 performance stock units (the “Performance Stock Units”), and (ii) the original aggregate number of performance stock units set forth in the Prior Agreement (i.e., 2,294,862 performance stock units) was a scrivener’s error; and
WHEREAS, the Company and the Participant desire to amend and restate the Prior Agreement to correct such scrivener’s error, as well as to amend certain other terms set forth in the Prior Agreement to conform to the terms previously agreed upon by the Company and the Participant in the Employment Agreement, in each case, pursuant to the terms and conditions set forth in this Agreement, which shall supersede and replace the Prior Agreement in its entirety effective as of the Effective Date.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Grant and Acceptance of Performance Stock Units. The Company hereby evidences, confirms and ratifies its grant to the Participant, effective as of April 1, 2024 (the “Grant Date”), of the number of Performance Stock Units set forth on the signature page hereof, which shall be subject to the terms and conditions of the Plan and this Agreement. This Agreement is subordinate to, and the terms and conditions of the Performance Stock Units granted hereunder are subject to, the terms and conditions of the Plan, which are incorporated by reference herein. If there is any inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall govern, subject to Section 2(g) hereof. Any capitalized terms used herein without definition shall have the meanings set forth in the Plan.
2.Vesting of Performance Stock Units. The Performance Stock Units shall be deemed fully vested only if, and to the extent, the performance-vesting conditions set forth in Section 2(a) hereof and the time-vesting conditions set forth in Section 2(b) hereof are each satisfied.
(a)Performance-Vesting. Except as otherwise provided in this Section 2, the Performance Stock Units shall performance-vest as follows:
(i)458,572 Performance Stock Units subject to this Agreement (the “Target 1 Performance Stock Units”) shall be eligible to performance-vest upon the achievement by the Company of a volume weighted average stock price (“VWAP”) of at least $10.00 per share on the Nasdaq Global Select Market (“Performance Target 1”) over a period of ninety (90) consecutive trading days (the “Measurement Period”).

(ii)An additional 458,573 Performance Stock Units subject to this Agreement (the “Target 2 Performance Stock Units”) shall be eligible to performance-vest upon the achievement by the Company of a VWAP of at least $12.50 per share on the Nasdaq Global Select Market over the Measurement Period (“Performance Target 2”).
(iii)An additional 458,573 Performance Stock Units subject to this Agreement (the “Target 3 Performance Stock Units”) shall be eligible to performance-vest upon the achievement by the Company of a VWAP of at least $15.00 per share on the Nasdaq Global Select Market over the Measurement Period (“Performance Target 3”).
(iv)An additional 458,573 Performance Stock Units subject to this Agreement (the “Target 4 Performance Stock Units”) shall be eligible to performance-vest upon the achievement by the Company of a VWAP of at least $17.50 per share on the Nasdaq Global Select Market over the Measurement Period (“Performance Target 4”).
(v)An additional 458,573 Performance Stock Units subject to this Agreement (the “Target 5 Performance Stock Units”) shall be eligible to performance-vest upon the achievement by the Company of a VWAP of at least $20.00 per share on the Nasdaq Global Select Market over the Measurement Period (“Performance Target 5,” and together with Performance Target 1, Performance Target 2, Performance Target 3, and Performance Target 4, the “Performance Targets”).
(vi)When a Performance Target has been achieved in accordance with the foregoing (as determined by the Committee in its sole discretion), the applicable Performance Stock Units shall be referred to as “Vesting Eligible Performance Stock Units.”
(b)Time-Vesting. Except as otherwise provided in this Section 2, any Vesting Eligible Performance Stock Units shall be deemed to fully vest (and the Restriction Period applicable to any such Vesting Eligible Performance Stock Units shall lapse) in approximately equal 33.33% increments on April 1, 2025, April 1, 2026 and April 1, 2027 (each, a “Vesting Date”), subject to the Participant’s continued employment with the Company and its Subsidiaries as of each Vesting Date.
(c)Vesting Examples. If a Performance Target is achieved on or after April 1, 2025 but prior to April 1, 2029, the vesting of Vesting Eligible Performance Stock Units will be subject to a catch-up right as of the next regularly scheduled Vesting Date after the performance target is met. For example:
(i)If Performance Target 1 is satisfied as of April 1, 2025, all of the Target 1 Performance Stock Units (i.e., 458,572 Performance Stock Units) shall become Vesting Eligible Performance Stock Units in accordance with Section 2(a) hereof, and 33.33% of such Vesting Eligible Performance Stock Units would be deemed time-vested in accordance with Section 2(b) hereof. Accordingly, 152,857 Performance Stock Units (i.e., 2,292,864 Performance Stock Units x 20% x 33.33%) shall be deemed fully vested as of such date (and the Restriction Period applicable to such Vesting Eligible Performance Stock Units shall lapse). Subject to the Participant’s continued employment with the Company and its Subsidiaries through the applicable Vesting Date, an additional 305,715 Target 1 Performance Stock Units shall time-vest over the following two Vesting Dates, even if the Company’s stock price subsequently declines below Performance Target 1.
(ii)Assuming the same facts as the example set forth in Section 2(c)(i) hereof, and that Performance Target 2 is satisfied as of April 1, 2026, all of the Target 2 Performance Stock Units (i.e., 458,573 Performance Stock Units) shall also become Vesting Eligible Performance Stock Units in accordance with Section 2(a) hereof, and 66.66% of such Vesting Eligible Performance Stock Units would be deemed time-vested in accordance with Section 2(b) hereof. Accordingly, 611,430 Performance Stock Units (i.e., 2,292,864 Performance Stock Units x 40% x 66.66%) shall be deemed fully vested as of such date (and the Restriction Period applicable to such Vesting Eligible Performance Stock Units shall lapse). Subject to the Participant’s continued employment with the Company and its Subsidiaries through the applicable Vesting Date, an additional 152,858 Target 2 Performance Stock Units shall time-vest on the following Vesting Date, even if the Company’s stock price subsequently declines below Performance Target 2.
(d)Forfeiture Due to Performance Target Non-Achievement. Notwithstanding anything to the contrary set forth herein, if a Performance Target has not been achieved by April 1, 2029 (the “Deadline Date”), all Performance Stock Units hereunder associated with such Performance Target that have not become Vesting Eligible Performance Stock Units as of the Deadline Date shall immediately be forfeited and canceled as of the Deadline Date.
(e)Termination of Employment.
(i)General. If the Participant’s employment terminates (whether by the Participant or by the Company or a Subsidiary) for any reason other than due to a “Good Leaver Termination” (as defined in the Employment Agreement) (and except as provided in Article IX of the Plan), then any outstanding Performance Stock Units shall immediately be forfeited and canceled effective as of the date of the Participant’s termination.
(ii)Good Leaver Termination. If the Participant’s employment is terminated pursuant to a Good Leaver Termination, (A) to the extent that the Performance Stock Units have not already fully time-vested as of the date of such Good Leaver Termination, a number of Performance Stock Units equal to the number of Performance Stock Units that would have time-vested on the next Vesting Date immediately following the date of such Good Leaver Termination had the Participant’s employment continued through such Vesting Date shall time-vest immediately upon such Good Leaver Termination, and (B) any Performance Stock Units that have time-vested pursuant to Section 2(b) hereof or, if applicable, this Section 2(e)(ii), as of the date of such Good Leaver Termination shall remain outstanding and eligible to performance-vest in accordance with Section 2(a) hereof during the twelve (12)-month period following the date of such Good Leaver Termination (and the Restriction Period applicable to any such Performance Stock Units that performance-vest during such twelve (12)-month period shall lapse). Any Performance Stock Units that fully vest in accordance with the preceding sentence shall be settled as provided in Section 3. Any unvested Performance Stock Units after giving effect to the preceding sentences shall immediately be forfeited and cancelled effective as of the date of the Participant’s Good Leaver Termination.
(iii) Release Condition. The Participant shall be entitled to receive the accelerated vesting provided for in the foregoing Section 2(e)(ii) of this Agreement only if the Participant executes and does not revoke a general release of claims in favor of the Company and its Subsidiaries, in substantially the form attached to the Employment Agreement, within sixty (60) days following (but in no event prior to) the date of such Good Leaver Termination.
(f)Change in Control.
(i)Notwithstanding the foregoing, if (x) a Change in Control occurs on or prior to the Deadline Date, (y) the per share purchase price paid by the acquirer in such Change in Control exceeds Performance Target 1, and (z) the Participant remains in continued employment or service with the Company and its Subsidiaries through the date of consummation of the Change in Control (the “Closing Date”), (A) any then-unvested Performance Stock Units shall be eligible to performance-vest and become Vesting Eligible Performance Stock Units in accordance with Section 2(a) hereof based on the per share purchase price paid by the acquirer in such transaction, with linear interpolation between Performance Targets; (B) after giving effect to the foregoing, any such Vesting Eligible Performance Stock Units shall be deemed fully vested (and the Restriction Period applicable to such Vesting Eligible Performance Stock Units shall lapse) immediately as of the Closing Date, and shall be settled as provided in Section 3; and (C) any Performance Stock Units that do not become Vesting Eligible Performance Stock Units in connection with such Change in Control in accordance with the foregoing shall immediately be forfeited and canceled as of the Closing Date.

(ii)For the sake of clarity, any Vesting Eligible Performance Stock Units that are outstanding as of the Closing Date shall be treated in accordance with the terms of Article IX of the Plan.
(g)For the avoidance of doubt, the Participant and the Company hereby acknowledge and agree that, solely with respect to the Performance Stock Units granted to Participant as contemplated herein, (i) the vesting conditions set forth herein shall not be modified by the Committee at any time following the Grant Date; provided, that the performance-vesting conditions set forth herein may be adjusted by the Committee in its sole discretion to equitably reflect certain corporate transactions (e.g., share splits, share consolidations, mergers and extraordinary distributions); (ii) Section 6.6 of the Plan is hereby superseded by Section 5 of the Employment Agreement and this Section 2, as applicable; and (iii) Section 9.1(c) of the Plan is hereby modified as follows: “have, unless the Committee (as constituted prior to the consummation of the transaction constituting the Change in Control) determines otherwise at or after the grant date, terms and conditions which provide that in the event that the Participant suffers an involuntary termination without Cause or a voluntary termination for Good Reason, any conditions on the Participant’s rights under, or any restrictions on transfer or exercisability applicable to, each such Award held by such Participant shall be waived or shall lapse, as the case may be; and”. For purposes of the foregoing modification, Good Reason shall have the meaning set forth in the Employment Agreement.
3.Settlement. Subject to the following sentence, not later than the thirtieth (30th) day following the date on which the lapse of the Restriction Period occurs with respect to any Performance Stock Units, the Company shall issue to the Participant one share of Common Stock underlying each Performance Stock Units as to which the Restriction Period has lapsed. Upon issuance, such shares of Common Stock may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated in compliance with all applicable law, this Agreement and any other agreement to which such shares are subject. The Participant’s settlement rights pursuant to this Agreement shall be no greater than the right of any unsecured general creditor of the Company.
4.Forfeiture for Competition. Notwithstanding anything in the Plan or this Agreement to the contrary, if, during the Covered Period, the Participant engages in Wrongful Conduct, then any Performance Stock Units for which the Restriction Period has not then lapsed shall automatically terminate and be canceled effective as of the date on which the Participant first engaged in such Wrongful Conduct. If the Participant engages in Wrongful Conduct during the Covered Period or if the Participant’s employment is terminated for Cause, the Participant shall pay to the Company in cash any Restriction-Based Financial Gain the Participant realized from the lapse of the Restriction Period applicable to all or a portion of the Performance Stock Units with respect to which the Restriction Period lapsed within the Wrongful Conduct Period. By entering into this Agreement, the Participant hereby consents to and authorizes the Company and the Subsidiaries to deduct from any amounts payable by such entities to the Participant any amounts the Participant owes to the Company under this Section 4 to the extent permitted by law. This right of set- off is in addition to any other remedies the Company may have against the Participant for the Participant’s breach of this Section 4. The Participant’s obligations under this Section 4 shall be cumulative of any similar obligations the Participant has under the Plan, this Agreement, any Company policy, standard or code (including, without limitation, the Company’s Standards of Business Conduct), or any other agreement with the Company or any Subsidiary.
5.Effect of Financial Restatements. In the event that the Participant commits misconduct, fraud or gross negligence (whether or not such misconduct, fraud or gross negligence is deemed or could be deemed to be an event constituting Cause) and as a result of, or in connection with, such misconduct, fraud or gross negligence, the Company restates any of its financial statements, then the Committee may require any or all of the following:
(a)that the Participant forfeit some or all of the Performance Stock Units subject to this Agreement held by the Participant at the time of such restatement;
(b)that the Participant forfeit (or pay to the Company) some or all of the cash or the shares of Common Stock held by the Participant at the time of such restatement that had been received within the three-year period prior to the date that the Company is required to prepare a financial restatement in settlement of Performance Stock Units subject to this Agreement; and
(c)that the Participant pay to the Company in cash all or a portion of the proceeds that the Participant realized from the sale of shares of Common Stock that had been received within the three- year period prior to the date that the Company is required to prepare a financial restatement in settlement of any Performance Stock Units subject to this Agreement.
Notwithstanding the foregoing, in the event that the Committee determines that the rules and regulations implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act require a longer or different clawback time period than the three-year period contemplated by Sections 5(b) and (c), such three-year period shall be deemed extended (but not reduced) to the extent necessary to be consistent with such rules and regulations.
6.Issuance of Shares.
(a)Notwithstanding any other provision of this Agreement, the Participant may not sell or transfer the shares of Common Stock acquired upon settlement of the Performance Stock Units except in compliance with all applicable laws and regulations.
(b)The shares of Common Stock issued in settlement of the Performance Stock Units shall be registered in the Participant’s name, or, if applicable, in the names of the Participant’s heirs or estate. In the Company’s discretion, such shares may be issued either in certificated form or in uncertificated, book entry form. The certificate or book entry account shall bear such restrictive legends or restrictions as the Company, in its sole discretion, shall require. If delivered in certificated form, the Company may deliver a share certificate to the Participant or to the Participant’s designated broker on the Participant’s behalf. If the Participant is deceased (or if Disabled and if necessary) at the time that a delivery of share certificates is to be made, the certificates shall be delivered to the Participant’s estate, executor, administrator, legally authorized guardian or personal representative (as applicable).
(c)To the extent permitted by Section 409A of the Code, the grant of the Performance Stock Units and issuance of shares of Common Stock upon settlement of the Performance Stock Units shall be subject to and in compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Performance Stock Units shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. To the extent permitted by Section 409A of the Code, as a condition to the settlement of the Performance Stock Units, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

(d)The Company shall not be required to issue fractional shares of Common Stock upon settlement of the Performance Stock Units.
(e)To the extent permitted by Section 409A of the Code, the Company may postpone the issuance and delivery of any shares of Common Stock provided for under this Agreement for so long as the Company determines to be necessary or advisable to satisfy the following: (i) the completion or amendment of any registration of such shares or satisfaction of any exemption from registration under any securities law, rule, or regulation; (ii) compliance with any requests for representations; and (iii) receipt of proof satisfactory to the Company that a person seeking such shares on the Participant’s behalf upon the Participant’s Disability (if necessary), or upon the Participant’s estate’s behalf after the death of the Participant, is appropriately authorized.

7.Participant’s Rights with Respect to the Performance Stock Units.
(a)Restrictions on Transferability. The Performance Stock Units granted hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than with the consent of the Company or by will or by the laws of descent and distribution to the estate of the Participant upon the Participant’s death; provided that any such permitted transferee shall acknowledge and agree in writing, in a form reasonably acceptable to the Company, to be bound by the provisions of this Agreement and the Plan as if such beneficiary or the estate were the Participant. Any attempt by the Participant, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Performance Stock Units or any interest therein or any rights relating thereto without complying with the provisions of the Plan and this Agreement, including this Section 7(a), shall be void and of no effect. The Company shall not be required to recognize on its books any action taken in contravention of these restrictions.
(b)No Rights as Stockholder. The Participant shall not have any rights as a stockholder of the Company with respect to any shares of Common Stock corresponding to the Performance Stock Units granted hereby unless and until shares of Common Stock are issued to the Participant in respect thereof.
8.Miscellaneous.
(a)Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
(b)Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Participant without the prior written consent of the other party, except, for the avoidance of doubt, in the case of assignments by the Company subject to Section 4.4 and Article IX of the Plan.
(c)No Right to Continued Employment or Service. Nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate the Participant’s employment or service provider relationship at any time, or confer upon the Participant any right to continue in the employ or engagement of the Company or any of its Subsidiaries (regardless of whether such termination results in (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under the Plan). Nothing in the Plan or this Agreement shall confer on the Participant the right to receive any future Awards under the Plan.

(d)Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, to the Company or the Participant, as the case may be, at the following addresses or to such other address as the Company or the Participant, as the case may be, shall specify by notice to the other:

If to the Company, to it at:
Hertz Global Holdings, Inc. 8501 Williams Road
Estero, Florida 33928 Attention: General Counsel Fax: (239) 301-6906
If to the Participant, to the Participant at his most recent address as shown on the books and records of the Company or Subsidiary employing or engaging the Participant.
All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after the mailing thereof.
(e)Amendment. This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a material adverse effect on the Performance Stock Units as determined in the discretion of the Committee, except as provided in the Plan, or with the consent of the Participant. This Agreement may not be amended, modified or supplemented orally.
(f)Interpretation. The Committee shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Award. Any determination or interpretation by the Committee under or pursuant to the Plan or this Award shall be final and binding and conclusive on all persons affected hereby.
(g)Tax Withholding; Section 409A.
(i)The Company shall have the right and power to deduct from all amounts paid to the Participant in cash or shares (whether under the Plan or otherwise) or to require the Participant to remit to the Company promptly upon notification of the amount due, an amount (which may include shares of Common Stock) to satisfy the minimum federal, state or local or foreign taxes or other obligations required by law to be withheld with respect to the Performance Stock Units. No shares of Common Stock shall be issued unless and until arrangements satisfactory to the Committee shall have been made to satisfy the statutory minimum withholding tax obligations applicable with respect to such Performance Stock Units. To the extent permitted by Section 409A of the Code, the Company may defer payments of cash or issuance or delivery of Common Stock until such requirements are satisfied. Without limiting the generality of the foregoing, the Participant may elect to tender shares of Common Stock (including shares of Common Stock issuable in respect of the Performance Stock Units) to satisfy, in whole or in part, the amount required to be withheld (provided that such amount shall not be in excess of the minimum amount required to satisfy the statutory withholding tax obligations).
(ii)It is intended that the provisions of this Agreement comply with or be exempt from Section 409A of the Code to the extent applicable, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code and any similar state or local law. Notwithstanding anything herein to the contrary, any provision in this Agreement that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with or be exempt from Section 409A of the Code and, to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. Notwithstanding any contrary provision in this Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under this Agreement to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, until the date of death of the specified employee) and shall instead be paid (in a manner set forth in this Agreement) upon expiration of such delay period. Notwithstanding the foregoing, the Company and its Subsidiaries and Affiliates make no representations that the

Performance Stock Units provided under this Agreement are exempt from or compliant with Section 409A of the Code, and in no event shall the Company or any of its Subsidiaries or Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
(h)Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.
(i)Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Agreement and accepting the Performance Stock Units evidenced hereby, the Participant acknowledges: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that the Award does not create any contractual or other right to receive future grants of Awards; (iii) that participation in the Plan is voluntary; (iv) that the value of the Performance Stock Units is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (v) that the future value of the Common Stock is unknown and cannot be predicted with certainty.
(j)Employee Data Privacy. The Participant authorizes any Affiliate of the Company that employs or engages the Participant or that otherwise has or lawfully obtains personal data relating to the Participant to divulge or transfer such personal data to the Company or to a third party, in each case in any jurisdiction, if and to the extent appropriate in connection with this Agreement or the administration of the Plan.
(k)Consent to Electronic Delivery. By entering into this Agreement and accepting the Performance Stock Units evidenced hereby, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the Performance Stock Units via Company web site or other electronic delivery.
(l)Clawback or Compensation Recovery Policy. Without limiting any other provision of this Agreement, and to the extent applicable, the Performance Stock Units granted hereunder shall be subject to any clawback policy or compensation recovery policy or such other similar policy of the Company in effect from time to time, including, without limitation, the Hertz Global Holdings, Inc. Compensation Clawback Policy.
(m)Company Rights. The existence of the Performance Stock Units does not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, including that of its Affiliates, or any merger or consolidation of the Company or any Affiliate, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of the Company’s or any Affiliate’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(n)Severability. If a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Further, it is the parties’ intent that any court order striking any portion of this Agreement should modify the terms as narrowly as possible to give as much effect as possible to the intentions of the parties’ under this Agreement.
(o)Further Assurances. The Participant agrees to use his reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for the Participant’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.
(p)Headings and Captions. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
(q)Entire Agreement. This Agreement, together with the Plan and any other documents referenced herein, contains the entire agreement and understanding between the Participant and the Company with respect to the subject matter hereof, and supersedes and replaces any prior understandings, agreements or representations, whether oral or written, between the Participant and the Company with respect to the subject matter hereof, including, without limitation, the Prior Agreement. The Company and the Participant hereby acknowledge and agree that, effective as of the Effective Date, the Prior Agreement shall be terminated and of no further force and effect.
(r)Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement effective as of the Effective Date.

HERTZ GLOBAL HOLDINGS, INC.

By: /s/ Eric Leef
Name: Eric Leef
Title: EVP and CHRO

PARTICIPANT

/s/ Gil West
Gil West

Total number of Performance Stock Units granted pursuant to this Agreement: 2,292,864

[Signature Page to Amended and Restated Performance Stock Unit Agreement]